EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Carol Shaw, President

Telephone: (604) 484-4966

Infotec Business Systems, Inc.

Infotec Declares Stock Split

Infotec Board of Directors Approves a 2.5:1 Forward Split

VANCOUVER, B.C., October 4, 2005 - Infotec Business Systems, Inc. (OTCBB:IFOB) announces that the board of directors of Infotec have approved a forward split of Infotec's authorized and issued capital stock, on a 2.5 to 1 basis.  The record date and subsequent payment date for the stock split will be established in consultation with applicable agencies and regulatory bodies.  Shareholders of record at the close of business on the record date will be entitled to surrender their pre-split shares and to receive in exchange 2.5 pre-split shares on the payment date.

Infotec, is a provider of Internet and related media services and delivers 3rd generation on demand streaming media content via its proprietary Galaxy Broadcast Network.  Infotec is a full service provider for capture, hosting and distribution of digital IP content for businesses and viewers throughout the world.  Infotec is building its infrastructure and its web portal to support the growth in web TV/Internet TV and in the distribution of digital content and information, anywhere, anytime.

Infotec Business Systems, Inc, is a publically traded company listed in the U.S.A. on the OTCBB under the symbol IFOB, and in Europe, on the Frankfurt Stock Exchange under the symbol IIB.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential", and similar expressions.  These statements reflect the company's current beliefs and are based upon currently available information.  Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors including such risks as market acceptance of our products and technical risks of introduction, lack of adequate capital and intense competition which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.  The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release including such forward-looking statements.